Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in each Statement of Additional Information and to the incorporation by reference of our report, dated October 24, 2012, on the financial statements and financial highlights of Pioneer Series Trust V (comprised of Pioneer Disciplined Growth Fund, Pioneer Disciplined Value Fund, Pioneer Global Equity Fund and Pioneer High Income Municipal Fund) included in the Annual Report to the Shareowners for the year ended August 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-129005) of Pioneer Series Trust V.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 20, 2012